EXHIBIT 10.11

EMPLOYMENT AGREEMENT

     This Agreement among Charles Moran (the "Executive") and SmartForce PLC, a public company limited by shares formed under the laws of the Republic of Ireland ("SmartForce PLC") and its wholly-owned subsidiary, SmartForce, a Delaware corporation ("SmartForce"), is entered into as of June 10, 2002. The effectiveness of this Agreement is subject to the occurrence of the Closing Date as that term is defined in the Agreement and Plan of Merger by and among SmartForce, SkillSoft Corporation and Slate Acquisition Corp. (the "Effective Date"). If such Agreement and Plan of Merger is terminated prior to the Closing Date, this Agreement shall be null and void. For purposes of this Agreement, the term "Company" shall be used to refer to both SmartForce PLC and SmartForce.

     WHEREAS, the Company desires to employ the Executive and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

     1.   Employment and Duties. The Executive shall be employed as President and Chief Executive Officer of the Company effective as of the Effective Date reporting to the Board of Directors of SmartForce PLC (the "Board"), and assuming and discharging such responsibilities as are mutually agreed upon by the Executive and the Board commensurate with such office and position. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

     2.   Base Salary. In consideration of the Executive's services, the Executive shall be paid a minimum base salary at the rate of $225,000 per year during the period of employment (the "Base Salary"), to be paid in installments in accordance with the Company's standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company.

     3.   Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual performance bonus in the amount determined by the Board(the "Targeted Bonus") based on performance metrics established by the Board. This Targeted Bonus shall be reviewed for increases at least annually by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company.

     4.   At-Will Employment. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies or other written agreements with the Executive at the time of termination.

     5.   Benefits; Expenses. The Executive, together with his spouse and dependent children, shall be permitted, to the extent eligible, to participate at the Company's expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program. The Executive shall also be entitled to four (4) weeks' annual vacation. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all reasonable business and travel expenses actually incurred or paid by the Executive in the performance of services on behalf of the Company, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     6.   Voluntary Termination and Termination for Cause. In the event that the Executive terminates his employment with the Company voluntarily (other than for Good Reason, as defined below) or the Company terminates the Executive's employment for Cause, Sections 6(a), 6(b) and 6(c) below shall apply. For purposes of this Agreement, termination for "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee which is intended to cause a material personal financial benefit for the Executive and is intended to cause a material financial detriment to the Company, (ii) the Executive's conviction of or plea of nolo contendere to a felony, (iii) a willful act by the Executive which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Executive of the Executive's obligations to the Company under this Agreement.

          (a)  Covenant Not to Solicit. Beginning with the effective date of the Executive's voluntary termination (other than for Good Reason) or termination for Cause and until the later of (i) one (1) year thereafter or (ii) the date that is two (2) years after the Effective Date (the "Non-Compete Period"), the Executive agrees that he will not:

               (i)  solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or
               (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

     The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results from such employee's affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

          (b)  Covenant Not to Compete. During the Non-Compete Period, the Executive agrees that he will not, directly or indirectly, own, manage, operate, join, control, advise or participate in, as a shareholder (other than as a shareholder with less than one percent (1%) of the outstanding stock of a company), officer, manager, executive, partner, consultant or technical or business advisor (or any foreign equivalents of the foregoing) any company that derives more than ten percent (10%) of its revenues from a Restricted Business, or any company or entity controlling, controlled by or under common control with any company that derives more than ten percent (10%) of its revenues from a Restricted Business (any such company, a "Restricted Company").

For the purposes of this Agreement, the term "Restricted Business" shall mean the business of developing or selling computer-based training for information technology professionals, on-line business degrees, or any other interactive education business in which the Company is then involved.

     The foregoing will not in any way affect the Executive's right to take any of the foregoing positions if he is involved only in parts of a company that do not derive any revenues from the Restricted Business.

               (i)  In the event that the Executive intends to associate with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Board of Directors of the Company relating to the business engaged in or proposed to be engaged in by such Restricted Company. All such current associations of the Executive are set out in Exhibit A hereto.

     In the event that the Board of Directors authorizes the Executive to engage in such activity in writing, any activity by the Executive described in the written information furnished to the Chairman of the Board and so authorized shall be conclusively deemed not to be a violation of Section 6(a) and (b) hereof.

               (ii) The Executive acknowledges that, pursuant to an Agreement and Plan of Merger among the Company, SkillSoft Corporation ("SkillSoft") and Slate Acquisition Corp., he is transferring all shares of SkillSoft owned by him and that the Company will be irreparably injured if the provisions of this Section 6 are not specifically enforced. If the Executive commits or, in the reasonable belief of the Company, threatens to commit a breach of any of the provisions of this Section 6, the Company and each of its subsidiaries and affiliates shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by the Executive in connection with any such breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its subsidiaries and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

          (c)  The Executive shall not receive any compensation or benefits under this Agreement on account of his voluntary termination or termination for Cause. The Executive's rights under the Company's benefit plans upon such a termination shall be determined under the provisions of those plans.

     7.   Termination without Cause and Involuntary Termination. If the Executive's employment with the Company is involuntarily terminated by the Company other than for Cause or by the Executive for Good Reason (an "Involuntary Termination Event"), Sections 7(a) and 7(b) below shall apply.

For purposes of this Agreement, the term "Good Reason" shall mean (i) without the Executive's express written consent, the assignment to the Executive of any duties, or the removal from or reduction or limitation of the Executive's duties or responsibilities, which in either case is a significant change in the Executive's position, title, organization level, duties, responsibilities, compensation and status with the Company; (ii) without the Executive's express written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) without the Executive's express written consent, a reduction by the Company in the base salary of the Executive as in effect immediately prior to such reduction; (iv) without the Executive's express written consent, a reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) without the Executive's express written consent, the relocation of the Executive to a facility or a location more than twenty (20) miles from the Executive's then-present work location; (vi) any purported termination of the Executive by the Company other than for Cause or by reason of the Executive's death or Disability; (vii) the failure of the Company to obtain the assumption of this Agreement by any successor as required by Section 12 below; (viii) without the Executive's express written consent, the granting of options or other equity, or the modification of the terms of existing options or other equity, to the Chairman or Chief Strategy Officer of the Company, where the amount or terms of such grant or modification of options or other equity are better than the amount or the terms concurrently granted to, or modified for the benefit of, the Executive or (ix) any material breach by the Company of any term of this Agreement.

          (a)  Severance. The Company shall, in addition to paying the Executive all amounts accrued by the Executive on or prior to the date of the Involuntary Termination Event, make a lump sum payment to him equal to his then base salary plus the then maximum performance bonus for a period of the greater of (i) one (1) year or (ii) from the date of the Involuntary Termination Event to the date that is two (2) years after the Effective Date.

          (b)  Stock Options. Notwithstanding that above Sections 6(a) and 6(b) will otherwise not apply to the Executive as a result of the Involuntary Termination Event, the Executive may elect to be bound by above Sections 6(a) and 6(b) in exchange for continued vesting of the stock options granted to him by the Company for the period during which such Sections 6(a) and (b) apply (i.e., through the later of (i) one year following the Involuntary Termination Event or (ii) the date that is two (2) years after the Effective Date); provided, however, that the Executive has to notify the Company of said election within thirty (30) days of such termination. Otherwise, the Executive's stock options will discontinue to vest immediately upon termination of employment.

     8.   Death. In the event of the Executive's death, except for obligations accrued at such time, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The Executive's rights under the Company's benefit plans in the event of the Executive's death shall be determined under the provisions of those plans.

     9.   Disability. The Company may terminate the Executive's employment for Disability by giving the Executive thirty (30) days' advance notice in writing. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this Section 9 becomes effective, the notice of termination shall automatically be deemed to have been revoked. Except for such obligations that have accrued prior to the Executive's Disability, no compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability. The Executive's rights under the Company's benefit plans shall be determined under the provisions of those plans. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness.

     10.  Tax Provisions. In the event that all or any part of the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the Executive, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the amount of the Executive's benefits to be paid or delivered hereunder shall be either

          (a)  the full amount of such benefits determined without regard to this Section 10, or

          (b)  such lesser amount which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company's independent public accountants (the "Accountants") whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

     11.  Proprietary Information Agreement. In connection with commencement of the Executive's employment with the Company, the Executive will sign the Company's standard executive proprietary information agreement, provided that its provisions, if any, concerning non-solicitation and non-competition shall be deleted in favor of the provisions herein.

     12.  Successors. The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of the assets or business of SmartForce PLC, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term SmartForce PLC as used in this Agreement, shall mean SmartForce PLC as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

     13.  Confidentiality. Except as required by applicable laws, neither party shall disclose the contents of this Agreement without first obtaining the prior written consent of the other party, provided, however, that (i) the Executive may disclose this Agreement to his attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential and (ii) the Company may disclose this Agreement if its counsel advises that it is required to do so under applicable law.

     14.  Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration before the American Arbitration Association in Nashua, New Hampshire; provided, however, that this arbitration provision shall not preclude either party from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of this Agreement or Executive's conduct as an officer, director or employee of the Company. All costs and expenses of arbitration, excluding attorneys' fees, shall be paid by the Company. The arbitrator shall have the power to award attorneys' fees where provided by statute or rule. The arbitrator shall be neutral, and shall issue all decisions in writing. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

     15.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to agreements made and to be performed entirely within such state.

     16.  Integration. This Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

 17.  Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     18.  No Mitigation. In the event the Executive's employment with the Company terminates, the Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after such termination, or otherwise.

     19.  Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     20.  Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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EXECUTIVE                                                        SMARTFORCE PLC

By: /s/ Charles E. Moran                                         By: /s/ Gregory M. Priest
    ------------------------------------                                ---------------------------
                                                                       Name: Gregory M Priest
                                                                       Title: President & CEO

                                                                     SMARTFORCE

                                                                     By: /s/ Gregory M. Priest
                                                                      ---------------------------
                                                                     Name: Gregory M. Priest
                                                                     Title: President & CEO

December 23, 2008

Charles Moran

SkillSoft Corporation

107 Northeastern Boulevard

Nashua, NH  03062

Dear Chuck:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, SkillSoft Public Limited Company, incorporated in the Republic of Ireland (the “Company”), and you hereby agree to amend the employment agreement dated as of June 10, 2002 by and between SmartForce PLC (as a predecessor to the Company), SmartForce (as predecessor to SkillSoft Corporation, its subsidiary), and you (the “Employment Agreement”) as follows:

1.	Section 3 is amended by inserting at the end the following:

“The Company will pay any bonus due to the Executive between January 1 and June 30 of the year following the year in which the services were rendered, unless the bonus program specifically provides for a different payment schedule that complies with Section 409A.”

2.	Section 5 is amended by inserting at the end the following:

“To receive reimbursement or have expenses paid, the Executive must submit all required substantiation no later than the 30th day following the later of the date the Executive incurred the expense or the date such documentation related to the expense was first available to the Executive.  The Company will reimburse the Executive for expenses that fit its policy no later than the end of the month following the month in which it receives such substantiation.”

3.	Section 7(a) is amended by inserting at the end the following:

“Payment of any accrued amounts shall not be accelerated in a manner that would subject them to extra taxation under Section 409A(a)(2) of the Code but shall instead be paid in accordance with their terms.  The lump sum severance shall be paid as provided in Section 21.”

4.	Section 9 is amended by inserting after the third sentence the following:

“Payment of any accrued amounts shall not be accelerated in a manner that would subject them to extra taxation under Section 409A(a)(2) of the Code but shall instead be paid in accordance with their terms.”

5.	Section 10 is amended by inserting after the first sentence the following:

“If necessary to carry out the preceding sentence, amounts payable under this Agreement will be reduced or eliminated as follows, as determined by the Company, in the following order:  (i) nonacceleration of any stock options whose exercise price is at or above the fair market value of the stock as determined in the discretion of the Board’s Compensation Committee (taking into account, as appropriate, the proceeds that would be received in connection with the event covered by Section 4999) (“Underwater Options”), (ii) the payments due under Section 7(a) above, (iii) nonacceleration of any stock options other than Underwater Options, and (iv) any vesting or distribution of restricted stock or restricted stock units.  Within each category described in clauses (i), (iii), and (iv), reductions or eliminations shall be made in reverse order beginning with vesting or distributions that are to be paid the farthest in time from the date of event covered by Section 4999.”

6.	Section 21 is added to read as follows:

“Tax Considerations.  Any payments due under this Agreement shall be reduced by any amounts that the Company is required to withhold under applicable law.  The Executive acknowledges that this Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section.  Terms defined in this Agreement have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures and Treasury Regulation 1.409A-1(i)(6)(i), by which determination the Executive hereby agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service or (ii) ten (10) days after the Executive’s date of death (either, the “New Payment Date”).  The aggregate of any payments that would otherwise have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor the Executive has the right to accelerate or defer the delivery of any such payments or benefits except to the extent Section 409A specifically permits or requires such acceleration or deferral.

Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then neither the Company, its Board, nor any of its designees, agents, or employees will be liable to the Executive or any other person for any actions, decisions, or determinations made under the Agreement or for any resulting adverse tax consequences.”

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect.  This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

SKILLSOFT PUBLIC LIMITED COMPANY

By:	/s/ Jerald A. Nine
Jerald A. Nine
Chief Operating Officer

SKILLSOFT CORPORATION (FORMERLY SMARTFORCE)

By:	/s/ Jerald A. Nine
Jerald A. Nine
Chief Operating Officer

Acknowledged and agreed:

By:	/s/ Charles E. Moran
Charles E. Moran

Date	December 23, 2008